RESOLUTION NO. 070 OF THE SADIA S.A.
BOARD OF DIRECTORS MEETING HELD ON 8/11/2004

On August 11, 2004, at the Company's facilities located at Rua Fortunato Ferraz, No. 365 - 2nd floor, in São Paulo, SP, the members of the Board of Directors of Sadia S.A., presided by Mr. Romano Ancelmo Fontana Filho, met. After verifying compliance with Paragraph 1 of Article 16 of the Company's By-laws, the meeting was called to order to review the following matters:

1. CHANGE OF COMPANY OFFICERS:
Pursuant to Item III of Article 17 of the Company's By-laws, the Board decided to elect Mr. Jose Augusto Lima de Sá, a Brazilian citizen, married, a business administrator, bearer of RG Identity Card No. 4.386.078 SSP/SP and CIC Individual Taxpayer Registration No. 896.280.718-15, resident and domiciled in São Paulo, SP, to occupy the position of Director of International Relations. The Chairman then announced that the new director would take office upon the signing of the necessary Term of Office, to be recorded in the book of minutes of the meetings of the Executive Board, and that his mandate would end at the same time as the other current officers. At that point, being present at the meeting, the new director declared before the members of the Board, that, pursuant to Articles 11 and 12 of Normative Instruction No. 29 of 4/18/1991 of the National Commercial Registry Department, he is not involved in any crimes set forth at law that would hinder him from exercising any of his commercial duties.

Having no other matters on the agenda, the meeting was adjourned and the minutes recorded and signed by all Board members in attendance.

São Paulo, SP, August 11, 2004

aa) Romano Ancelmo Fontana Filho (Chairman), Osório Henrique Furlan, Alcides Lopes Tápias, Everaldo Nigro dos Santos, Francisco Silvério Morales Cespede, Norberto Fatio, Roberto Faldini, Vicente Falconi Campos and Walter Fontana Filho.

I HEREBY CERTIFY that this is a true copy of Resolution No. 070, recorded on p. 046 of book no. 04 of the Minutes of the Board of Directors of Sadia S.A.

José Nestor Conceição Hopf
Secretary

A copy of this Resolution was filed with the Commercial Board of the State of Santa Catarina under No. 20042278066, on 8/31/2004.